                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT is made and entered into as of the 4th day of March, 2002, to be effective as of the 4th day of Mach, 2002 (the "Effective Date"), by and between DAVID RAWDEN ("Employee") and ALLIED HOLDINGS, INC., a Georgia corporation ("Employer").

                                   WITNESSETH:

      WHEREAS, Employer, through the Affiliates (as hereinafter defined), is engaged in the transportation of automobiles and light trucks from the manufacturer to retailers and others, including nontraditional car haulers involved in the vehicle distribution process and providing logistics and distribution services to the new and used vehicle distribution market and other segments of the automotive industry (the "Business");

      WHEREAS, Employee has management skills of which Employer desires to avail itself; and

      WHEREAS, Employer and Employee deem it to their respective best interest to outline the duties and obligations, each to the other, by executing this Employment Agreement,

      NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby mutually agree as follows:

      1.    DEFINITIONS.

            (a) "Affiliate" means Axis Group, Inc., Allied Automotive Group, Inc., Allied Systems (Canada) Company, Allied Systems, Ltd. (L.P.), Transport Support, Inc., F. J. Boutell Driveaway Co., Inc., Allied Freight Brokers, Inc. or QAT, Inc.

            (b) "Base Salary" means the annual salary payable, and as adjusted, pursuant to Paragraph 4.

            (c) "Cause" means (i) the commission by Employee of an act of fraud, misappropriation, dishonesty, embezzlement, gross negligence, or willful misconduct or unethical conduct in connection with Employee's employment hereunder; (ii) criminal conduct of Employee which results in a felony conviction of such Employee, or the Employee's offering a plea of nolo contendre to a felony; (iii) Employee's continuing and/or willful failure to perform Employee's duties or obligations for Employer as outlined in this Agreement, or Employee's breach of this Agreement; (iv) Employee's prolonged absence, without the consent of Employer, other than as a result of Employee's Disability or permitted absence or vacation, which is not cured within ten (10) days after written notice from Employer's Board of Directors thereof; (v) engaging in activities prohibited by Paragraphs 11, 12, 13, 14 or 15 hereof; (vi) engaging in any activity which could constitute grounds for termination for cause by Employer or any of its subsidiaries or affiliates; or (vii) Employee engaging in conduct that is materially detrimental to the reputation, character or standing of Employer.

            (d) "Disability", with respect to Employee, shall conclusively be deemed to have occurred (i) if Employee shall be receiving payments pursuant to a policy of long-term disability income insurance; or (ii) if Employee shall have no disability income coverage then in force, then if any insurance company insuring Employee's life shall agree to waive the premiums due on such policy pursuant to a disability waiver of premium provision in the contract of life insurance; or (iii) if Employee shall have no disability waiver of premium provision in any contract of life insurance, then if Employee shall be receiving disability benefits from or through the Social Security Administration; provided, however, that in the event Employee's disability shall, otherwise and in good faith, come into question (and, for purposes of this provision, "disability" shall mean the permanent and continuous inability of Employee to perform substantially all of the duties being performed immediately prior to Employee's disability coming into question) for a period of not less than one hundred twenty (120) consecutive days, and a dispute shall arise with respect thereto, then Employee (or Employee's personal representatives) shall appoint a medical doctor, Employer shall appoint a medical doctor, and said two (2) doctors shall, in turn, appoint a third party medical doctor who shall examine Employee to determine the question of disability and whose determination shall be binding upon all parties to this Agreement. All such medical doctors shall be duly licensed in the State of Georgia.

            (e) "Restricted Period" means the period commencing as of the date hereof and ending on that date twelve (12) months after the termination of Employee's employment with Employer for any reason, whether voluntary or involuntary.

      2. TERM. Subject to the provisions hereinafter set forth, the term of this Agreement shall commence as of the Effective Date and shall expire one year after the Effective Date (the "Initial Term") and shall extend for additional terms of one (1) year (the "Renewal Term") unless either party gives written notice of termination not less


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(90) days prior to the end of a Term. As used herein, "Term" shall mean the then current Initial Term or Renewal Term, as the case may be.

      3. DUTIES.

            (a) Employee shall, during the Term, serve as Senior Vice President of Business Process Engineering of Employer having duties, responsibilities, powers and authority which are consistent with senior management positions of like designation generally, but subject to the direction of the President and Chief Executive Officer of Allied Holdings, Inc. The Employee shall perform such executive, managerial and administrative duties as the President and Chief Executive Officer of Allied Holdings, Inc. may, from time to time, reasonably request. Employee shall not be required to permanently relocate outside the metropolitan Atlanta, Georgia area.

            (b) During the Term, Employee shall devote substantially all of Employee's business time, energy and skill to performing the duties of Employee's employment (vacations as provided hereunder and reasonable absences because of illness excepted), shall faithfully and industriously perform such duties, and shall use Employee's best efforts to follow and implement all management policies and decisions of Employer. Employee shall not become personally involved in the management or operations of any other company, partnership, proprietorship or other entity, other than any Affiliate, without the prior written consent of Employer; provided, however, that so long as it does not interfere with Employee's employment hereunder, Employee may (i) serve as a director, officer or partner in a company that does not compete with the Business of Employer and the Affiliates so long as the aggregate amount of time spent by Employee in all such capacities shall not exceed twenty (20) hours per month, and
                  (ii) serve as an officer or director of, or otherwise participate in, educational, welfare, social, religious, civic, trade and industry-related organizations.

      4. BASE SALARY. For and in consideration of the services to be rendered by Employee pursuant to this Agreement, Employer shall pay to Employee, for each year during the Term, an annual salary of Three Hundred Thirty Thousand Dollars ($330,000.00) (the "Base Salary"), in installments in accordance with Employer's payroll practices. Employee's salary shall be reviewed by the Board of Directors of Employer annually and may be increased, but not decreased, at the sole discretion of the Board.


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      5. BONUS COMPENSATION.

            (a) Employee shall be eligible to participate in Employer's bonus plan which will allow annual bonus target in an amount to be determined by the President and Chief Executive Officer. Notwithstanding the foregoing, Employer shall pay to Employee a guaranteed bonus payout in the amount of $75,000 on or before March 22, 2002, with such amount to be credited against any bonus which may be due Employee for the year ending December 31, 2001, and Employer shall pay to Employee a guaranteed bonus in the amount of $49,000 on or before March 22 2003, with such amount to be credited against any bonus which may be due Employee for the year ending December 31, 2002.

            (b) Employee shall be entitled to participate in all long term incentive plans, including the amended and restated long term incentive plan and similar plans as are now or hereafter provided by Employer or its Affiliates in accordance with the terms of such plans and consistent with persons serving in a senior management capacity.

      6. OTHER BENEFITS. During the Term, Employer shall provide the following benefits to Employee:

            (a) Employee and Employee's immediate family shall be entitled to participate in all group benefit programs, including, without limitation, medical and hospitalization benefit programs, dental care, life insurance or other group benefit plans of Employer as are now or hereafter provided by Employer or any Affiliate, in each case in accordance with the terms and conditions of each such plan;

            (b) Employer shall provide Employee with the use of an automobile, which shall be comparable to automobiles Employer provides to persons serving in the capacity of Senior Vice President of Employer, or, in the alternative, at the election of Employer, Employer shall provide a monthly car allowance to Employee in the amount of &700.00 per month; and

            (c) Employee shall be reimbursed for actual, reasonable, ordinary and necessary business expenses incurred in the performance of Employee's duties hereunder. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer and in accordance with Employer's practices in effect from time to time.


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            (d)   Employee shall be provided with the use of a cellular
                  telephone, at no cost to Employee.

            (e) Employer shall reimburse Employee up to Forty-Two Thousand Dollars ($42,000) for temporary living expenses incurred by Employee in the first year following the Effective Date upon the presentation of such documents or other supporting evidence as may reasonably be requested by Employer.

            (f) To the extent not used for living expenses in the second year following the Effective Date, Employer shall reimburse Employee for up to Sixty Thousand Dollars ($60,000) for actual and reasonable expenses incurred by Employee in relocating to metropolitan Atlanta, GA, including actual moving costs, customary real estate commissions or closing costs incurred in selling Employee's residence in metropolitan Detroit, Michigan. Employee shall be reimbursed for such expenses upon presentation and approval of expense statements or written vouchers or other supporting documents as may be reasonably requested in advance by Employer which approval shall not be unreasonably withheld or delayed; and

            (g) Employer shall pay to Employee an additional payment (the "Gross-Up Payment") in an amount sufficient to fully reimburse Employee with respect to all federal, state and local taxes actually paid by Employee with respect to the payment set forth in clause (f) hereof to the extent the payment represents reimbursement for actual and reasonable relocation expenses. The Gross-Up Payment shall not be unreasonably withheld or delayed by Employer.

      7. VACATION. Employee shall receive no fewer than three (3) weeks paid vacation for each year during the Term. Scheduling of vacation shall be subject to the prior approval of Employer (which approval shall not be unreasonably withheld). Vacation time shall not accrue, and in the event any vacation time for any year shall not be used by Employee prior to the end of such year or prior to termination of employment, it shall be forfeited.

      8. TERMINATION. Anything herein to the contrary notwithstanding, Employee's employment hereunder shall terminate upon the first to occur of any of the following events:

            (a)   Employee's Disability; or

            (b)   Employee's death; or


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            (c)   Employer or Employee terminating Employee's employment without
                  Cause hereunder prior to expiration of the Term or ten (10) days prior written notice; or

            (d)   Employee being terminated for Cause; or

            (e) Employer filing a petition for protection or relief from creditors under the Federal Bankruptcy Law, or any petition shall be filed against Employer under the Federal Bankruptcy Law, or Employer shall admit in writing its inability to pay its debts or shall make an assignment for the benefit of creditors, or a petition or application for the appointment of a receiver or liquidator or custodian of Employer is filed, or Employer shall seek a composition with creditors.

            (f) Any material change by Employer in Employee's function, duties, and responsibility, from the position and attributes described in Paragraph 3 hereof, unless agreed to by Employee, or any requirement that Employee perform substantially all of his duties outside the metropolitan Atlanta, Georgia area, provided however that Employee's office shall continue to be located in the metropolitan Detroit, Michigan area until such time as he has relocated his residence to the state of Georgia.

      9. SEVERANCE BENEFITS.

            (a) In the event Employee's employment is terminated (1) by Employer without Cause pursuant to Paragraph 8(c) hereunder,
                  (2) pursuant to Section 8(e), (3) pursuant to Section 8(f) (4) because Employer elects not to renew this Agreement beyond the Initial Term or any Renewal Term, or (5) by Employer within one (1) year following any "change of control" of Employer for any reason other than a conviction involving a felony, Employee shall be entitled to severance benefits in an amount equal to the greater of (i) fifty-two (52) weeks of Base Salary, or (ii) the severance amount due to Employee in accordance with the severance plan or guidelines of Employer in effect on the date of termination. For purposes of this Agreement, change of control shall mean any change in control or ownership whereby Employer is reorganized, merged, or consolidated with one or more corporations as a result of which the owners of all of the outstanding shares of common stock immediately prior to such reorganization, merger or consolidation own in the aggregate less than seventy percent (70%) of the outstanding shares of common stock of the Employer or any other entity into which Employer shall be merged or consolidated immediately following the consummation thereof (hereinafter,


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
                  "Employer's successor-in-interest"), or (ii) the sale, transfer or other disposition of all or substantially all of the assets or more than thirty percent (30%) of the then outstanding shares of common stock of Employer is effectuated, other than as a result of a merger or other combination of Employer and an Affiliate, or (iii) the acquisition by any "person" as used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of Employer's then outstanding voting securities is effectuated; or (iv) the individuals who, as of the date of execution of this Agreement, are members of the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that if the election, or nomination for election by the shareholders of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

            (b) In the event Employee's employment is terminated (1) by Employer without Cause pursuant to 8(c), (2) pursuant to
                  Section 8(e), (3) pursuant to Section 8(f), (4) because Employer elects not to renew this Agreement upon the expiration of the Initial Term or any Renewal Term, or (5) by Employer within one (1) year following any "change of control" of Employer for any reason other than a conviction involving a felony, Employee shall be entitled to continue medical and dental coverage as in effect on the last day of employment. Employer shall provide coverage until the last day severance payments are due under this Agreement by paying Employee's COBRA premiums for Employee and covered dependents (if any). At the end of Employee's Severance Period, Employee (and Employee's covered dependents, if any) may elect continuation of insurance coverage for the remainder of the 18-month COBRA period by paying the COBRA premium rate. Continuation coverage will terminate in the event Employee becomes covered under any other group health plan (as an employee or otherwise), unless the new group health plan contains any exclusions or limitations with respect to any pre-existing condition Employee or covered dependent(s) may have. Employee must notify the Employer promptly should Employee become covered under any other plan.

            (c) If employment is terminated for any reason other than (1) by Employer without Cause, (2) pursuant to Section 8(e), (3) pursuant to Section 8(f), (4) because Employer elects not to renew this Agreement beyond the Initial Term or any Renewal Term, or (5) by


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
                  Employer within one (1) year following any "change of control" of Employer for any reason other than a conviction involving a felony, no severance benefits shall be due to Employee;

            (d) Severance payments shall include the car allowance provided for under this Agreement in addition to the benefits listed above.

            (e) Employer will provide Employee with a six-month individual program of professional outplacement services.

            (f) Notwithstanding the foregoing, the severance payments due from the Employer to the Employee pursuant to this Agreement including the benefits under section 9(a) and section 9(b) shall be mitigated and reduced by the amount of any consideration paid to Employee by any other person or entity for services rendered following the date of termination of employment, regardless of how such compensation is characterized, including, but not limited to, consulting fees or other fees for any services rendered by Employee. The Employee must provide the Employer a copy of any employment agreement, offer letter, or consulting agreement disclosing total compensation to be paid to the Employee for services rendered following the termination date. Subject to the remaining terms of this Agreement, Employer will pay Employee at least 33% of the amount to be paid under this Paragraph 9 notwithstanding any such mitigation. In the event Employee fails to notify Employer that he has accepted employment or is otherwise performing services after the date of termination of employment with any person or entity, or that he has entered into any form of agreement or arrangement, including, but not limited to, a consulting arrangement whereby Employee is paid for Employee's services, then all severance benefits provided under this Agreement will cease immediately and all liabilities and obligations of Employer hereunder shall terminate.

                  Notwithstanding anything in the Agreement to the contrary, in the event Employee obtains a full-time position with the Employer or any of its subsidiaries or affiliates after the execution of this Agreement but prior to the last day on which severance payments are due under this Agreement, Employee understands and agrees that all severance payments will cease immediately and that all liabilities and obligations of the Employer hereunder shall terminate.


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      10. CONDITIONS TO BENEFITS. Anything in this Agreement to the contrary notwithstanding:

            (a) To receive the benefits enumerated in Paragraph 9, Employee shall execute and agree to be bound by a release agreement substantially in the form attached to this Agreement as Exhibit A; and

            (b) Employee's right to receive any of the benefits provided for in Paragraph 9 or otherwise in this Agreement following termination of employment shall immediately cease and be of no further force or effect if Employee violates any of the covenants contained in Paragraphs 11, 12, 13, 14 or 15.

      11. COVENANT NOT-TO-SOLICIT. Employer and Employee acknowledge that, during Employee's employment, Employer will spend considerable amounts of time, effort and resources in providing Employee with knowledge relating to the business affairs of Employer and the Affiliates, including Employer's and the Affiliates' trade secrets, proprietary information and other information concerning Employer's and the Affiliates' financing sources, finances, customer lists, customer records, prospective customers, staff, contemplated acquisitions (whether of business or assets), ideas, methods, marketing investigations, surveys, research, customers' records and any other information relating to Employer's and the Affiliates' Business.

      To protect Employer from Employee's solicitation of business from customers during the Restricted Period, Employee agrees that, subject to Paragraph 17 hereof, he shall not, directly or indirectly, for any person (including Employee himself), corporation, firm, partnership, proprietorship or other entity, other than Employer or an Affiliate, engaged in the Business, solicit transportation, logistics or other business of the type provided by Employer for any customer with whom the Employee had material contact during the twelve (12) month period immediately preceding the termination of Employee's employment. Material contact includes personal contact with customers, the supervision of the efforts of others who have personal contact with the customers, and the receipt of confidential information of customers of Employer. This Paragraph 11 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

      12. COVENANT NOT-TO-DISCLOSE. Employee agrees that during employment with Employer and for a period of three (3) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information or Trade Secrets (so long as the information remains a Trade Secret or remains confidential) without prior written consent of Employer. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee's supervisor(s) or an officer of Employer. This Agreement does not limit the remedies available under common or statutory law, which


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may impose longer duties of non-disclosure. For purposes of this Agreement, the following definition shall apply:

      "Confidential Information" means information about Employer and its Employees, Customers and/or Suppliers which is not generally known outside of Employer, which employee learns of in connection with employee's employment with Employer, and which would be useful to competitors of Employer. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (2) the terms upon which Employer obtains products or services from its vendors and sells them to customers; (3) the nature, origin, composition and development of Employer's products; (4) the manner in which Employer provides products and services to its customers.

      13. COVENANT NOT-TO-INDUCE. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on Employee's own behalf or in the service or on behalf of others, solicit, induce or attempt to solicit or induce an employee or other personnel of Employer and the Affiliates to terminate employment with such party. This Paragraph 13 shall, except as otherwise provided in this Agreement, survive the termination of this Agreement.

      14. COVENANT OF NON-DISPARAGEMENT AND COOPERATION. Employee agrees that he shall not, at any time during or following the Term, make any remarks disparaging the conduct or character of Employer or any of its current or former Affiliates, agents, employees, officers, directors, shareholders, successors or assigns (in the aggregate, such persons and entities are referred to herein as the "Protected Persons"); provided, however, that during the Term, Employer acknowledges and agrees that Employee may be required from time to time to make such remarks about Protected Persons for legitimate business purposes and if consistent with the discharge of Employee's duties hereunder. In addition, following termination of Employee's employment hereunder, Employee agrees to reasonably cooperate with Employer, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee's employment with Employer. Employer shall reimburse Employee for travel and other related expenses approved by Employer incurred in providing such assistance. This Section 14 shall survive the termination of this Agreement.

      15. COVENANT NOT TO COMPETE. Employer and Employee acknowledge that, by virtue of Employee's responsibilities and authority, he will, during the course of Employee's employment, be instrumental in developing, and will receive, highly confidential information concerning Employer and the Affiliates, their services, their trade secrets, their proprietary information, and other information concerning the business of Employer and the Affiliates, much of which is unavailable to persons of lesser responsibility and authority. Employee further acknowledges that the ability of such information to benefit a competitor or potential competitor of Employer shall cause irreparable harm, damage and loss to Employer and the Affiliates. To protect Employer


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
and the Affiliates from Employee's using or exploiting Employee's information, Employee agrees that he shall not, for a period of twelve (12) months from the date of termination of this Agreement for any reason, perform substantially similar job duties or functions as those performed for Employer under this Agreement for any entity engaged in the Business in the 48 states of the continental United States of America (the "Restricted Territory"). This Section 15 shall survive termination of this Agreement.

      16. SPECIFIC ENFORCEMENT. Employer and Employee expressly agree that a violation of the covenants contained in Paragraphs 11, 12, 13, 14 and 15 hereof, or any provision thereof, shall cause irreparable injury to Employer and that, accordingly, Employer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Paragraphs 11, 12, 13, 14 and 15 hereof.

      17. SEVERABILITY. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if Paragraphs 11, 12, 13,14 and 15 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with Employer, granting Employer, to the extent legally possible, the protection afforded by said Paragraphs. It is expressly understood and agreed by the parties hereto that Employer shall not be barred from enforcing the restrictive covenants contained in each of Paragraphs 11, 12, 13, 14 and 15 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

      18. INCOME TAX WITHHOLDING. Employer or any other payor may withhold from any compensation or benefits payable under this Agreement such Federal, State, City or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      19. WAIVER. The waiver of a breach of any term of this Agreement by any of the parties hereto shall not operate or be construed as a waiver by such party of the breach of any other term of this Agreement or as a waiver of a subsequent breach of the same term of this Agreement.

      20. RIGHTS AND LIABILITIES UPON NOTICE OF TERMINATION. As soon as notice of termination of this Agreement is given, Employee shall immediately cease contact with all customers of Employer and shall forthwith surrender to Employer all customer lists, documents and other property of Employer then in Employee's possession, compliance with which shall not be deemed to be a breach of this Agreement by Employee. Pending the surrender of all such customer lists, documents and other property to Employer, Employer may hold in abeyance any payments due Employee pursuant to this Agreement.


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
      21. ASSIGNMENT.

            (a) Employee shall not assign, transfer or convey this Agreement, or in any way encumber the compensation or other benefits payable to him hereunder, except with the prior written consent of Employer or upon Employee's death.

            (b) The covenants, terms and provisions set forth herein shall be binding upon and shall inure to the benefit of, and be enforceable by, Employer and its successors and assigns; provided, Employer shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of Employer in accordance with the operation of law, and such successor shall be deemed the "Employer" for purposes of this Agreement.

      22. NOTICES. All notices required herein shall be in writing and shall be deemed to have been given when delivered personally or five (5) days after the date on which such notice is deposited in the U.S. Mail, certified or registered, postage prepaid, return receipt requested, addressed as follows, to wit:

                  If to Employer at:

                           160 Clairemont Avenue, Suite 200
                           Decatur, Georgia 30030
                           Attn:  Thomas M. Duffy, General Counsel

                  If to Employee at:

                           _____________________________
                           _____________________________
                           _____________________________

or at such other addresses as may, from time to time, be furnished to Employer by Employee, or by Employer to Employee on the terms of this Paragraph.

      23. BINDING EFFECT. This Agreement shall be binding on the parties hereto and on their respective heirs, administrators, executors, successors and permitted assigns.


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
      24. ENFORCEABILITY. This Agreement contains the entire understanding of the parties and may be altered, amended or modified only by a writing executed by both of the parties hereto. This Agreement supersedes all prior agreements and understandings by and between Employer and Employee relating to Employee's employment.

      25. APPLICABLE LAW. This Agreement and the rights and liabilities of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Georgia.

      26. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document.

      27. D&O INSURANCE; INDEMNIFICATION. Employer shall maintain, for the benefit of Employee, director and officer liability insurance, in form at least as comprehensive as, and in an amount that is equal to, that maintained by Employer on the Effective Date, provided, however, that Employer's Board of Directors or chief senior Executive Officer shall have the discretion to modify such coverage so long as such modification applies to all officers and directors. In addition, Employer shall indemnify Employee against liability as an officer and director of Employer to the same extent as other officers and directors of Employer in accordance with the constituent and organizational documents of Employer and consistent with applicable law. Employee's rights under this Section 27 shall continue so long as he may be subject to such liability, whether or not this Agreement may have been terminated prior hereto.

      IN WITNESS WHEREOF, Employee has hereunder set Employee's hand and seal, and Employer has caused this Agreement to be executed and delivered by its duly authorized officers, all as of the day and year first above written.

__________________                          _____________________(SEAL)
WITNESS                                     DAVID RAWDEN



ATTEST:                                     ALLIED HOLDINGS, INC.



By:_________________________                By:___________________________
      Its ________ Secretary                      Its ____________


      [CORPORATE SEAL]

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

      THIS FIRST AMENDMENT to Employment Agreement (the "Amendment") is made and entered into as of the 13th day of February, 2003, by and between David A. Rawden ("Employee") and Allied Holdings, Inc. ("Employer").

                                   WITNESSETH:

      WHEREAS, Employer and Employee entered into that certain Employment Agreement dated effective as of March 4, 2002 (the "Employment Agreement"); and

      WHEREAS, the parties desire to amend the Employment Agreement as set forth herein;

      NOW, THEREFORE, for and in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Employee hereby mutually agree as follows:

      1. Section 6 shall be amended by the inclusion of the following new
Section 6(h):

            "(h) Employer shall be entitled to reimburse Employee for expenses, including, but not limited to, mortgage payments and taxes on his residence in Detroit, MI until such time as it is sold and within the financial limitations presently included in the Employment Agreement, and that such payments shall be included in the temporary living expenses Employee is entitled to be reimbursed for by Employer under the terms and conditions of the Employment Agreement; provided that nothing contained in Section 6(h) shall increase the maximum obligation of Employer to Employee under the Employment Agreement regarding reimbursements or other consideration."

      2. All terms which are capitalized herein, but which are not defined herein, shall have the meanings ascribed to them in the Employment Agreement.

      3. All provisions of the Employment Agreement which have not been amended by this Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent there is any inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

      4. Each of the parties hereto will, from time to time, and at all times hereafter, upon every reasonable request to do so by any other party, make, do, execute and deliver, or cause to be made done, executed and delivered, all such further acts, deeds, assurances and things as may be reasonably required or necessary in order to further implement and carry out the terms and purpose of this Amendment.

      5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, document, or instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of such agreement, document or instrument, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf, all as of the day and year first written above.

                                   "Employer"

                                   ALLIED HOLDINGS, INC.



                                   By: /s/ Thomas M. Duffy
                                       _______________________________
                                           Thomas M. Duffy,
                                           Senior Vice President


                                   "Employee"


                                   /s/ David A. Rawden
                                   ___________________________________
                                   DAVID A. RAWDEN